Project FREEDOM

Preliminary Materials for Discussion

April 2023 / Confidential

Jefferies LLC

Member SIPC

Jefferies

Summary of Outreach to Date

Contacted Parties (11)

[redacted]

FREEDOM & VICTORY | VICTORY Only


11 Parties Contacted
0 Parties in Process
6 Parties Passed
Interested / Sent NDA: 5
7 Parties Contacted
0 Parties In Process
5 Parties Passed
Interested / Sent NDA: 2

Sale of VICTORY Impact – Pro Forma Leverage Ratio Could Restore Ability to Pay Dividend

($Millions)	FREEDOM Status Quo[1]	FREEDOM Pro Forma	Illustrative VICTORY Purchase Price $900	$1,000	$1,100	$1,200	$1,300	$1,400
Implied Purchase Price Multiple [2]			*7.0x*	*7.8x*	*8.6x*	*9.4x*	*10.2x*	*10.9x*
Less: Management Incentive Units Payoff [3]			(98)	(109)	(120)	(131)	(142)	(153)
Less: Taxes [4]			(152)	(173)	(194)	(215)	(236)	(257)
Net Sale Proceeds			**$650**	**$718**	**$786**	**$854**	**$922**	**$990**
Implied Net Purchase Price Multiple [2]			*5.1x*	*5.6x*	*6.1x*	*6.7x*	*7.2x*	*7.7x*
Debt Paydown			($650)	($718)	($786)	($854)	($922)	($990)
LTM Q2 2023 Pro Forma Net Debt[5]	**$1,391**		**$741**	**$673**	**$605**	**$537**	**$469**	**$401**

Time Period	Bank Adj. EBITDA	Leverage Ratio[6]	Bank Adj. EBITDA	Post Transaction Leverage Ratio [6]					
LTM Q2 2023	$351	3.97x	$216	3.44x	3.12x	2.81x	2.49x	2.18x	1.86x

Restricted Payments Covenant – **2.81x**

A VICTORY divestiture, net of transaction tax leakage and MIP pay out, has the potential to restore dividend related covenant compliance

($Millions)	FREEDOM FY 2023 Status Quo	FREEDOM FY 2023 Pro Forma[7]	Required Pro Forma Multiple to Maintain Unaffected Stock Price[8]					
Revenue	**$4,227**	**$2,979**	**13.4x**	**12.9x**	**12.4x**	**11.9x**	**11.4x**	**10.9x**
Adjusted EBITDA	269	134						
% Margin	*6.4%*	*4.5%*						
Free Cash Flow[9]	$221	$96						

vs. Unaffected multiple of 6.5x consensus and implied current multiple of 9.1x as per the LRP

Source: Consolidated Long-Range Plan ("the "LRP") provided by FREEDOM management on April 13, 2023.
(1) FREEDOM status quo based of LTM Q2 2023 figures per the LRP.
(2) Based on VICTORY LTM Q2 2023 Adjusted EBITDA of $127.9 million (includes executive severance and related costs, litigat on costs and settlements, right-of-use asset impairment and sale of owned properties).
(3) Based on 11% of ex t event proceeds minus transaction costs of $35.0 million plus company value of $21.9 million as defined by the Management Incentive Unit plans provided by FREEDOM management.
(4) Corporate tax gains rate of 21% applied to pre-tax sales proceeds in excess of asset tax basis of $175 3 mill on.
(5) Net Debt is calculated as net of up to $150 mill on of unrestr cted cash and cash equivalents.
(6) Leverage ratio is calculated as Net Debt / Adjusted Bank EBITDA.
(7) Reflects pro forma company after divestiture of VICTORY.
(8) Calculated as FREEDOM enterprise value as of April 12, 2023, minus net proceeds over pro forma adjusted EBITDA.
(9) Free cash flow calculated as Adjusted EBITDA less CapEx.

Sale of VICTORY Impact – Pro Forma Leverage Ratio Could Restore Ability to Pay Dividend

($Millions)	FREEDOM Status Quo	FREEDOM Pro Forma	Illustrative VICTORY Purchase Price $900	$1,000	$1,100	$1,200	$1,300	$1,400
Implied Purchase Price Multiple [1]			*7.0x*	*7.8x*	*8.6x*	*9.4x*	*10.2x*	*10.9x*
Less: Management Incentive Units Payoff [2]			(98)	(109)	(120)	(131)	(142)	(153)
Less: Taxes [3]			(152)	(173)	(194)	(215)	(236)	(257)
Net Sale Proceeds			**$650**	**$718**	**$786**	**$854**	**$922**	**$990**
Implied Net Purchase Price Multiple [1]			*5.1x*	*5.6x*	*6.1x*	*6.7x*	*7.2x*	*7.7x*
Debt Paydown			($650)	($718)	($786)	($854)	($922)	($990)
Pro Forma Net Debt [4]								
LTM Q2 2023	$1,391		$741	$673	$605	$537	$469	$401
LTM Q3 2023	1,391		740	672	604	536	468	400
FY 2023	1,390		740	672	604	536	468	400
LTM Q1 2024	1,383		732	664	596	528	460	392

Time Period	Status Quo Bank Adj. EBITDA	Status Quo Leverage Ratio[5]	Pro Forma Bank Adj. EBITDA	Post Transaction Leverage Ratio [5]					
LTM Q2 2023	$351	3.97x	$216	3.44x	3.12x	2.81x	2.49x	2.18x	1.86x
LTM Q3 2023	$329	4.23x	$197	3.76x	3.42x	3.07x	2.73x	2.38x	2.04x
FY 2023	$292	4.76x	$157	4.73x	4.29x	3.86x	3.42x	2.99x	2.55x
LTM Q1 2024	$316	4.37x	$176	4.17x	3.78x	3.39x	3.01x	2.62x	2.23x

Restricted Payments Covenant – **2.81x**

A VICTORY divestiture, net of transaction tax leakage and MIP pay out, has the potential to restore dividend related covenant compliance at certain valuations

Source: Consolidated Long-Range Plan ("the "LRP") provided by FREEDOM management on April 13, 2023.
(1) Based on VICTORY LTM Q2 2023 Adjusted EBITDA of $127.9 million (includes executive severance and related costs, litigat on costs and settlements, right-of-use asset impairment and sale of owned properties).
(2) Based on 11% of ex t event proceeds minus transaction costs of $35.0 million plus company value of $21.9 million as defined by the Management Incentive Unit plans provided by FREEDOM management.
(3) Corporate tax gains rate of 21% applied to pre-tax sales proceeds in excess of asset tax basis of $175 3 mill on.
(4) Net Debt is calculated as net of up to $150 mill on of unrestr cted cash and cash equivalents.
(5) Leverage ratio is calculated as Net Debt / Adjusted Bank EBITDA.

Jefferies